EXHIBIT 23.d.2.23

                              AMENDED AND RESTATED
                        INVESTMENT SUBADVISORY AGREEMENT


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                              AMENDED AND RESTATED
                        SUB-INVESTMENT ADVISORY AGREEMENT

         This Amended and Restated Sub-Investment Advisory Agreement (this "Agreement") is entered into as of April 3, 2002, by and between Phoenix Variable Advisors, Inc., a Delaware corporation ("Investment Manager") and Janus Capital Management LLC ("JCM"), a Delaware limited liability company and successor-in-interest to Janus Capital Corporation.

                                    RECITALS
                                    --------


         a. Investment Manager had entered into an Investment Management Agreement dated December 15, 1999 (the "Investment Management Agreement") with The Phoenix Edge Series Fund (the "Fund"), to act as investment manager to the Phoenix-Janus Equity Income Series, the Phoenix-Janus Flexible Income Series and the Phoenix-Janus Growth Series, which are series of the Fund (collectively the "Portfolios"). On August 31, 2001, Phoenix-Janus Equity Income Series changed its name to Phoenix-Janus Core Equity Series. On March 22, 2002, the Phoenix-Janus Core Equity Series was merged into the Phoenix-Janus Growth Series. Effective April 1, 2002, Janus Capital Corporation transferred its business activities to JCM in connection with the corporate reorganization of Janus Capital Corporation, and JCM accepted such transfer. On or about April 2, 2002, a transaction that could be considered a change of control of JCM will take place, resulting in the potential assignment of the Investment Management Agreement. In order to avoid the termination of the Investment Management Agreement on or about April 2, 2002 (the presumed consummation of the foregoing transfer), on November 13, 2001, the Board of Trustees of the Fund approved the renewal and restatement of the Investment Management Agreement on the terms and conditions stated herein. The shareholders of the Portfolios approved the new restatement of the Investment Management Agreement on March 18, 2002.

         b. The Agreement provides that Investment Manager may engage a sub-investment adviser to furnish investment information and advice to assist Investment Manager in carrying out its responsibilities under the Agreement.

         c. Investment Manager and the Trustees of the Fund desire to retain JCM to render investment management services to Investment Manager in the manner and in the terms set forth in this Agreement.

                                    AGREEMENT
                                    ---------

         In consideration of the mutual covenants and agreements set forth in this Agreement, Investment Manager and JCM agree as follows:

         1.     Sub-Investment Adviser Services.
                -------------------------------

                (a) JCM shall, subject to the control of the Trustees of the Fund and to the supervision of Investment Manager, have exclusive authority to manage the investment and reinvestment of the assets of the Portfolios, including cash, provided that such management is in accordance with the Fund's declaration of trust and in its registration statements under the

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Investment Company Act of 1940 (the "1940 Act"), Investment Manager acknowledges that JCM has authority to trade every day the market is open. JCM makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolios or that the Portfolios will perform comparably with any standard or index, including other clients of JCM, whether public or private.

                (b) Subject to the understanding that JCM shall not be responsible for portfolio accounting and shall not be required to generate information derived from portfolio accounting data or to disclose proprietary information, JCM shall furnish Investment Manager with quarterly reports, in form and substance acceptable to the Investment Manager, with respect to:

                      (i)      compliance with JCM's code of ethics;

                      (ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended;

                      (iii) diversification of Portfolio assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Portfolios and governing laws;

                      (iv) the implementation of the Portfolios' investment program, including, without limitation, analysis of Portfolio performance; and

                      (v) any other reports reasonably requested in accordance with or described in this Agreement.

                (c) Upon prior notice, JCM shall permit the financial statements, books and records with respect to the Portfolios to be inspected and audited by Investment Manager (and/or the independent accountants for Investment Manager or the Fund) at all reasonable times during normal business hours. JCM agrees that such records are the property of the Fund, and shall be made reasonably available for inspections, and by the Fund or to the Investment Manager as agent of the Fund, and promptly upon request surrendered to either.

                (d) JCM has provided to Investment Manager a copy of JCM's Form ADV as filed with the Securities and Exchange Commission. JCM shall provide to Investment Manager a list of persons who JCM wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Portfolios.

                (e)   JCM shall be responsible for the preparation and filing of
Schedule 13G and Form 13F on behalf of the Portfolios. JCM shall not be responsible for the preparation or filing of any reports required of the Portfolios by any governmental or regulatory agency, except as expressly agreed to in writing. JCM will cooperate (establishing proxy handling procedures acceptable to Investment Manager) with such authorized representative of the Fund granted

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authority to vote proxies solicited by or with respect to the issuers of securities in which Fund assets are invested.

                (f) JCM shall have no responsibility to monitor certain limitations or restrictions, including without limitation, the 90%-source test, for which JCM determines it has not been provided sufficient information in accordance with Section 2 of this Agreement or otherwise. All such monitoring shall be the responsibility of Investment Manager.

                (g) JCM accepts its appointment as a sub-investment adviser and agrees to provide an investment program for the Portfolios consistent with their investment objectives based upon the development, review and adjustment of investment policies approved from time to time by the Board of Trustees and Investment Manager in consultation with JCM. In managing the Portfolios JCM agrees to use its best professional judgment to make investment decisions for the Portfolios in accordance with the provisions of this Agreement.

                (h) JCM agrees to attendance by appropriate representatives of the Investment Manager at meetings requested by the Investment Manager or Trustees at such time(s) and location(s) as reasonably requested by the Investment Manager or Trustees. JCM also agrees to participation, overall assistance and support in marketing the Portfolios, including, without limitation, meetings with pension fund representatives, broker/dealers who have a sales agreement with Phoenix Equity Planning Corporation, and other parties requested by the Investment Manager.

                (i) JCM will assist the recordkeeping agent for the Fund in determining or confirming the value of any securities or other assets in the Portfolios for which the recordkeeping agent seeks assistance from or identifies for review by JCM. The parties agree that, consistent with applicable law, JCM will not bear responsibility for the determination of value of any such securities or other assets.

         2.     Obligations of Investment Manager and the Portfolio.
                ---------------------------------------------------

                (a) Investment Manager has provided to JCM the information and documents listed on the attached Exhibit A. Throughout the term of this Agreement, Investment Manager shall continue to provide such information and documents to JCM, including any amendments, updates or supplements to such information or documents, before or at the time the amendments, updates or supplements become effective. Investment Manager shall timely furnish JCM with such additional information as may be reasonably necessary for or requested by JCM to perform its responsibilities pursuant to this Agreement.

                (b) Investment Manager shall be responsible for setting up and maintaining brokerage accounts and other accounts JCM deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

                (c) Investment Manager will deliver to JCM any limitations imposed upon the Fund as a result of relevant diversification requirements under the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended.

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         3.     Custodian.  The Portfolio assets shall be maintained in the custody of the custodian identified pursuant to Exhibit A. Any assets added to the Portfolios shall be delivered directly to such custodian. JCM shall have no liability for the acts or omissions of any custodian of the Portfolio's assets. JCM shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

         4. Broker Dealers. Absent written instructions from Investment Manager to the contrary, JCM shall place all orders for the purchase and sale of investment instruments for the Portfolio with brokers or dealers selected by JCM, which may include brokers or dealers affiliated with JCM. Purchase or sell orders for a Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of JCM. JCM shall use its best efforts to obtain execution of Portfolio transaction at prices that are advantageous to the Portfolios and at commission rates that are reasonable in relation to the benefits received. However, JCM may select brokers or dealers on the basis that they provide brokerage, research, or other services or products to a Portfolio and/or other accounts serviced by JCM. JCM may place portfolio transactions with a broker or dealer with whom it has negotiated a commission in excess of the commission another broker or dealer would have charged for effecting that transaction if JCM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that JCM and its affiliates have with respect to the Portfolio and to accounts over which they exercise investment discretion, and not all such services or products will necessarily be used by JCM in managing the Portfolios. In addition, consistent with best execution, JCM may execute Portfolio transactions through brokers and dealers that sell shares of mutual funds advised by JCM or recommend to their customers that they purchase shares of such funds. If JCM determines that any product or service furnished by a broker has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, JCM may allocate the costs of such service or product accordingly. The portion of the product or service that JCM determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. This allocation may create a conflict of interest for JCM.

         5. Fees. Investment Manager shall pay to JCM a monthly fee in accordance with the attached Exhibit B. Investment Manager shall calculate the fee for each month during which JCM provides investment management services based upon the average daily net assets of the Portfolios (including cash or cash equivalents) for each such month. The fee shall be payable to JCM by the fifteenth day of each month. The fee for the first month during which JCM provides investment management services shall be based upon the number of days the account was open in that month. Similarly, if this Agreement is terminated, the fee shall be based upon the number of days the account was open during the month in which the Agreement is terminated.

         6. Expenses. Investment Manager, the Fund and the Portfolios shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by JCM pursuant to this Agreement. JCM shall pay its own organizational, operational, and business expenses but shall not be obligated to pay any expenses of Investment Manager, the Fund, or the Portfolios, including without limitation: (a) interest and taxes;

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(b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolios; and

(c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of Investment Manager.

         7.     Representations and Warranties.
                ------------------------------

                (a)   Investment Manager represents and warrants the following:

                      (i)      Investment Manager has been duly
                               incorporated and is validly existing and in good standing as a corporation under the laws of the state of Delaware.

                      (ii) Investment Manager has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

                      (iii) All necessary corporate proceedings of Investment Manager have been duly taken to authorize the execution, delivery and performance of this Agreement by Investment Manager.

                      (iv) Investment Manager is a registered investment adviser under the Investment Advisers Act of 1940 and is in compliance with all other registrations required.

                      (v) Investment Manager has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of, the Securities and Exchange Commission.

                      (vi) Investment Manager has authority under the Agreement to execute, deliver and perform this Agreement.

                      (vii) Investment Manager has received a copy of Part II of JCM's Form ADV.

                (b)   JCM represents and warrants the following:

                      (i) JCM has been duly incorporated and is validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

                      (ii) JCM has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

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                      (iii)    All necessary corporate proceedings of JCM
                               have been duly taken to authorize the
                               execution, delivery and performance of this Agreement by JCM.

                      (iv) JCM is a registered investment adviser under the Investment Advisers Act of 1940 and is in compliance with all other registrations required.

                      (v) JCM has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations, of the Securities and Exchange Commission.

         8. Confidentiality and Proprietary Rights. Investment Manager will not, directly or indirectly, and will not permit its affiliates employees, officers, directors, agents, contractors, or the Portfolios to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of JCM, except as necessary for the performance of its duties under this Agreement, or as required by law upon prior written notice to JCM. JCM is the sole owner of the name and mark "Janus." Investment Manager shall not, and shall not permit the Portfolio to, without prior written consent of JCM, use the name or mark "Janus" or make representations regarding JCM or its affiliates. Upon termination of this Agreement for any reason, Investment Manager shall immediately cease, and Investment Manager shall cause the Portfolios to immediately cease, all use of the Janus name or any Janus mark.

         9.     Non-Exclusivity.
                ---------------

                (a) JCM, its affiliates, or any of their directors, officers, employees, or agents may buy, sell, or trade any securities or other investment instruments for their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by JCM of its responsibilities under this Agreement. JCM and its affiliates may act as investment manager to or provide other services with respect to various investment companies and other managed accounts, which advice or services, including the nature of such services, may differ from or be identical to advice given or action taken with respect to the Portfolios. In the event of such activities, the transactions and associated costs will be allocated among such clients (including the Portfolios) in a manner that JCM believes to be equitable to the accounts involved and consistent with such accounts' objectives, policies, and limitations.

                (b) JCM shall be subject to a written code of ethics adopted by it pursuant to Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including Investment Manager's code of ethics, unless specifically adopted by JCM.

                (c) JCM may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolios. Except as necessary to

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perform this Agreement, JCM shall be deemed to be an independent contractor and shall have no authority, unless otherwise provided or authorized, to act for or represent the Portfolios or Investment Manager in any way or otherwise be deemed an agent of the Portfolios or Investment Manager. Investment Manager and JCM shall not be considered as partners or participants in a joint venture.

         10.    Liability.
                ---------

                (a) Except as may otherwise be provided by the 1940 Act, or other federal securities laws, neither JCM nor any of its affiliates, officers, directors, officers, shareholders, employees, or agents shall be liable for any loss, liability, cost, damage, or expense (including reasonable attorneys' fees and costs) (collectively referred to in this Agreement as "Losses"), including without limitation, Losses in connection with pricing information or other information provided by JCM, except for Losses directly resulting from JCM's gross negligence, bad faith, or willful misconduct. Investment Manager and the Fund shall, jointly and severally, hold harmless and indemnify JCM, its affiliates, directors, officers, shareholders, employees or agents for any Loss not resulting from JCM's negligence or its breach of the terms of this Agreement. The obligations contained in this Section 10 shall survive termination of this Agreement.

                (b) Reference is hereby made to the Declaration of Trust dated February 18, 1986, establishing the Fund, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter so filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law. The name The Phoenix Edge Series Fund refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the Fund estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither JCM nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.



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         11.    Duration.
                --------

                (a) This Agreement shall remain in full force and effect until December 31, 2002 from the date it is entered into, and is then renewable annually upon approval by (i) the majority of those members of the Fund's Trustees who are not interested persons of the Fund, the Investment Manager, or JCM, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the Fund's Trustees or vote of a majority of outstanding voting securities of the applicable Portfolio; provided, however, that if this Agreement or the continuation of this Agreement is not approved, JCM may continue to render services under this Agreement in the manner and to the extent permitted by the 1940 Act and applicable regulations.

                (b) This Agreement may be terminated as to a Portfolio at any time, without penalty, by JCM, by the Fund's Trustees or by a majority of the outstanding voting securities of the applicable Portfolio, on sixty days' written notice to the other party. This Agreement will immediately terminate in the event of its assignment. Investment Manager shall provide advance written notice of any anticipated assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons," and "assignment" have the same meaning as such terms have in the 1940 Act.)

         12. Amendment. This Agreement may be amended at any time, but only by written agreement between the Investment Manager and JCM, which amendment, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the 1940 Act.

         13.    General.
                -------

                (a) This Agreement constitutes the entire understanding of the parties with respect to its subject matter and shall continue in full force and effect until terminated. This Agreement shall supersede all prior understandings, agreements, contracts or other documents, including, without limitation, that certain Sub-Investment Advisory Agreement dated December 15, 1999.

                (b) If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

                (c) This Agreement shall be governed by applicable federal law and the laws of the State of Colorado without regard to choice of laws principals. Investment Manager and the Fund consent to the venue of the Denver District Court of the County of Denver, State of Colorado, or the United States District Court for the District of Colorado and agree that all lawsuits arising from this Agreement shall be conducted only in such courts, unless such courts refuse to accept jurisdiction.

                (d) This Agreement may be executed in two or more counterparts which together shall constitute one document.


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                (e)   All notices or other communications required or permitted
to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Investment Manager:

                Phoenix Variable Advisors, Inc.
                One American Row
                Hartford, Connecticut 06102-5056
                Attention: Doreen A. Bonner


         If to JCM:

                Janus Capital Management LLC
                100 Fillmore Street
                Denver, CO 80206
                Attention: General Counsel



                                          PHOENIX VARIABLE ADVISORS


                                          By:  /s/ Doreen A. Bonner
                                             -----------------------------------
                                            Name:  Doreen A. Bonner
                                                   -----------------------------
                                            Title: Vice President
                                                   -----------------------------



                                          JANUS CAPITAL MANAGEMENT LLC


                                          By:  /s/ Bonnie M. Howe
                                              ----------------------------------
                                            Name:  Bonnie M. Howe
                                                   -----------------------------
                                            Title: Vice President
                                                   -----------------------------



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                                    Exhibit A

Information and documentation provided by Investment Manager:

o   A copy of the Portfolios' registration statement.

o Copies of the Portfolios' prospectus and statement of additional information.

o Copies of the Fund's organizational documents, Bylaws, and as applicable to the Portfolio, minutes of meetings of the Trustees of the Fund.

o Notice of the Portfolio's custodian (State Street Bank and Trust Company) designated to hold assets in the Portfolios.

o A list of the countries approved by the Trustees in accordance with Rule 17f-5 in which Portfolio assets may be maintained and a list of those countries available immediately.

o Certified copies of financial statements or reports prepared for the Fund, including the Portfolio, by certified or independent public accountants.

o Copies of any financial statement or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange.

o Reports as to the composition of assets in the Fund, cash requirements and cash available for investment in the Portfolios.

o Copies of Investment Manager's liquidity procedures, cross-trade procedures, repurchase agreement procedures, 10f-3, 17a-7 and 17e-1 procedures and other procedures that may affect the duties of JCM.

o   A Free-riding and Withholding Questionnaire completed by the Fund.

o   An Internal Revenue Service Form W-9 completed by the Fund.

o   A Qualified Institutional Investor Certification completed by the Fund.

o   A list of persons authorized to act on behalf of the Portfolios.

o A list of "affiliates" of the Fund, as such term is used in the 1940 Act, including all broker-dealers affiliated with the Fund.

o Applicable Commodities Futures Trading Commission exemptions, notifications and/or related documentation.

o   A list of established futures accounts.

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                                    Exhibit B

Fee Rate
(on all assets)
---------------


Series                                                         Fee
------                                                         ---

Phoenix-Janus Flexible Income Series                  0.55% first $100 million
                                                      0.50% next $400 million
                                                      0.45% over $500 million

Phoenix-Janus Growth Series                           0.55% first $100 million
                                                      0.50% next $400 million
                                                      0.45% over $500 million







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